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               STRICKLAND JUDGMENT AGAINST TORCHMARK SUBSIDIARY
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                           LIBERTY NATIONAL REDUCED

     Birmingham, Alabama, March 11, 1997 . . . Torchmark Corporation (NYSE: TMK) announced today that the $5 million judgment previously entered against its subsidiary, Liberty National in Strickland vs. Liberty National Life Insurance
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Company, has been reduced to $37,500.  In the Strickland case, the plaintiff
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cancelled several small life insurance policies and purchased a substantial amount of new coverage. He contended that certain supplemental benefits (such as accidental death and premium waiver) which were present in the smaller policies were not included in the new coverage. Prior to submitting the case to the jury, the Circuit Court ruled that Strickland was not entitled to recover compensatory damages. Nevertheless, the jury awarded $100 in nominal damages and $5 million in punitive damages to Strickland. The substantial reduction in the judgment followed a post-judgment hearing and was made pursuant to an order entered by Judge Edward B. McDermott of the Circuit Court of Mobile County, Alabama.


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